Exhibit 99.1

Investor Relations Contact:
Don Duffy/Raphael Gross
203.682.8200

Kona Grill Reports Second Quarter Results
Second Quarter Same-Store Sales Increased 5.8%; Diluted EPS of ($0.05)
Company Raises 2006 Earnings Guidance

SCOTTSDALE—(BUSINESS WIRE)—August 1, 2006—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today reported results for its second quarter ended June 30, 2006.

Highlights for the second quarter of 2006 include:
•	Opened restaurants in Dallas, TX; and Lincolnshire, IL; bringing total to eleven
•	Revenue increased 33.2% to $11.9 million
•	Same-store sales increased 5.8%
•	Restaurant operating profit increased 23.9% to $2.7 million
•	Net loss of ($0.3) million, or ($0.05) per diluted share, including non-cash stock-based compensation expense of $0.2 million, or $0.04 per diluted share

Highlights for the first six months of 2006 include:
•	Revenue increased 30.4% to $22.1 million
•	Same-store sales increased 6.0%
•	Restaurant operating profit increased 23.9% to $4.7 million
•
Net loss of ($1.2) million, or ($0.21) per diluted share, including previously announced separation charges of $0.4 million, or $0.08 per diluted share and non-cash stock-based compensation expense of $0.4 million, or $0.07 per diluted share

“Second quarter results exceeded our expectations, due to a robust top line which reflects the strength of the Kona Grill brand. We are pleased with the continued progress we achieved in the second quarter, including the opening of our restaurants in Dallas, TX; and Lincolnshire, IL. Both of these restaurants are performing well and we hope to maintain this momentum during the second half of the year as we open three new restaurants. We believe our ability to successfully execute our growth strategy provides a solid foundation on which we can build shareholder value over time,” said Marcus E. Jundt, Chairman of the Board, President and Chief Executive Officer of Kona Grill.

Second Quarter Financial Results
Revenue increased 33.2% to $11.9 million during the second quarter of 2006 from $8.9 million during the same period last year, primarily as a result of $2.6 million in incremental revenue associated with the opening of four new restaurants since August 2005, and a 5.8% increase in same-store sales due to increased customer traffic coupled with higher menu prices.

Average weekly sales for the five restaurants in the comparable base were $108,453 during the second quarter of 2006, compared to $102,545 in the prior year period. Average weekly sales for restaurants not in the comparable base that were open the entire quarter were $76,595 during the second quarter this year versus $86,685 last year. Average weekly sales for restaurants not in the comparable base during the second quarter of 2006 were impacted by lower sales volumes at the Sugarland, TX restaurant. Excluding the Sugarland restaurant, average weekly sales for restaurants not in the comparable base that were open the entire quarter were $88,350 during the second quarter of 2006.

Net loss for the second quarter of 2006 was ($0.3) million, or ($0.05) per diluted share, based upon 5.8 million diluted shares, versus net income of $0.2 million, or $0.10 per diluted share last year, based upon 3.0 million diluted shares.

First Six Months Financial Results
Revenue increased 30.4% to $22.1 million during the first half of 2006 from $16.9 million in the same period last year. Same-store sales increased 6.0%.

Net loss for the six months ended June 30, 2006 was ($1.2) million, or ($0.21) per diluted share based upon 5.8 million shares. This compares to a net loss of ($0.1) million, or ($0.09) per diluted share, in the prior year period.

Financial Guidance
For the third quarter of 2006, the Company expects revenue of $12.7 million to $13.0 million and a net loss per share of ($0.10) to ($0.16). This range includes the estimated impact of adopting Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (SFAS No. 123R), which requires the expensing of stock options issued to employees. The impact of SFAS No. 123R is estimated to be $0.03 to $0.04 per diluted share for the third quarter of 2006. The Company expects to open a restaurant at the Galleria in Houston, TX in August 2006.

For fiscal year 2006, the Company continues to anticipate revenue of $50 million to $51 million and anticipates an improved net loss per share of ($0.49) to ($0.58) versus prior guidance. This amount includes the previously discussed charge of $0.08 per diluted share related to the resignation of the Company’s former CEO. This range also includes the estimated impact of adopting SFAS No. 123R which is estimated to be $0.13 to $0.15 per diluted share in 2006. The Company intends to open five restaurants in 2006, of which two have already opened. The Company anticipates being profitable in fiscal year 2007.

Conference Call
The Company will host a conference call to discuss second quarter 2006 financial results today at 5:00 PM ET. Listeners may also access the call by dialing 1-800-289-0533 or 1-913-981-5525. A replay of the call will be available until Thursday, August 10, 2006 by dialing 1-888-203-1112 or 1-719-457-0820, the password is 7596453. The conference call will also be webcast live from the investor relations portion of the company’s website, at www.konagrill.com.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale, AZ; Chandler, AZ; Denver, CO; Lincolnshire, IL; Carmel, IN; Kansas City, MO; Omaha, NE; Las Vegas, NV; Dallas, TX; San Antonio, TX and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.

Forward-Looking Statements
The financial guidance we provide for our third quarter and fiscal year 2006 results, statements about our beliefs regarding profits and stockholder value, and certain other statements contained in this press release are forward-looking. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements that are not purely historical. We have attempted to identify these statements by using forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should,” or comparable terms. All forward-looking statements included in this press release are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include various risk factors set forth in our 2005 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, as well as various risk factors set forth from time to time in our reports filed with the Securities and Exchange Commission.

KONA GRILL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)
	June 30,	December 31,
	2006	2005
	(unaudited)

ASSETS
Current assets	$24,256	$29,327
Other assets	463	474
Property and equipment, net	31,666	22,617
Total assets	$56,385	$52,418

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$7,117	$4,655
Long-term obligations	12,728	10,452
Stockholders’ equity	36,540	37,311
Total liabilities and stockholders’ equity	$56,385	$52,418

KONA GRILL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(Unaudited)

Restaurant sales	$11,877	$8,919	$22,071	$16,930
Costs and expenses:
Cost of sales	3,299	2,554	6,194	4,889
Labor	3,578	2,558	6,731	5,067
Occupancy	812	591	1,518	1,173
Restaurant operating expenses	1,480	1,032	2,926	2,007
General and administrative	1,625	1,177	3,639	2,391
Preopening expense	689	100	980	107
Depreciation and amortization	823	538	1,553	1,049
Total costs and expenses	12,306	8,550	23,541	16,683
(Loss) income from operations	(429)	369	(1,470)	247
Nonoperating income (expense):
Interest income	246	3	483	5
Interest expense	(75)	(179)	(154)	(363)
(Loss) income before provision for income taxes	(258)	193	(1,141)	(111)
Provision for income taxes	45	18	50	18
Net (loss) income	$(303)	$175	$(1,191)	$(129)
Net (loss) income per share:
Basic	$(0.05)	$0.12	$(0.21)	$(0.09)
Diluted	$(0.05)	$0.10	$(0.21)	$(0.09)
Weighted average shares used in computation:
Basic	5,793	1,463	5,762	1,463
Diluted	5,793	2,975	5,762	1,463

Reconciliation of Restaurant Operating Profit to (Loss) Income from Operations

The Company defines restaurant operating profit to be restaurant sales minus cost of sales, labor, occupancy, and restaurant operating expenses. Restaurant operating profit does not include general and administrative expenses, depreciation and amortization, and preopening expenses. The Company believes restaurant operating profit is an important component of financial results because it is a widely used metric within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance. The Company uses restaurant operating profit as a key metric to evaluate its restaurants' financial performance compared with its competitors. Restaurant operating profit is not a financial measurement determined in accordance with generally accepted accounting principles ("GAAP") and should not be considered in isolation or as an alternative to (loss) income from operations. Restaurant operating profit may not be comparable to the same or similarly titled measures computed by other companies. The table below sets forth the Company's calculation of restaurant operating profit and a reconciliation to (loss) income from operations, the most comparable GAAP measure.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Restaurant sales	$11,877	$8,919	$22,071	$16,930
Costs and expenses:
Cost of sales	3,299	2,554	6,194	4,889
Labor	3,578	2,558	6,731	5,067
Occupancy	812	591	1,518	1,173
Restaurant operating expenses	1,480	1,032	2,926	2,007
Restaurant operating profit	2,708	2,184	4,702	3,794
Deduct - other costs and expenses:
General and administrative	1,625	1,177	3,639	2,391
Preopening expense	689	100	980	107
Depreciation and amortization	823	538	1,553	1,049
(Loss) income from operations	$(429)	$369	$(1,470)	$247

	Percentage of Restaurant Sales		Percentage of Restaurant Sales
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Restaurant sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	27.8	28.6	28.1	28.9
Labor	30.1	28.7	30.5	29.9
Occupancy	6.8	6.6	6.9	6.9
Restaurant operating expenses	12.5	11.6	13.2	11.9
Restaurant operating profit	22.8	24.5	21.3	22.4
Deduct - other costs and expenses:
General and administrative	13.7	13.2	16.5	14.1
Preopening expense	5.8	1.1	4.5	0.6
Depreciation and amortization	6.9	6.1	7.0	6.2
(Loss) income from operations	(3.6)%	4.1%	(6.7)%	1.5%